Exhibit 99.1

Identiv Reports Fourth Quarter and Fiscal Year 2021 Results

Total Fiscal Year Revenue Increases 19% Year-Over-Year, Driven by 23% Year-over-Year Growth in Identity

RFID Unit Shipments Up 36% Year-Over-Year to Record 185 Million Units

FREMONT, Calif. — March 2, 2022 — Identiv, Inc. (NASDAQ: INVE), a global leader in digital security and identification in the Internet of Things (IoT), reported financial results for the fourth quarter and fiscal year ended December 31, 2021, achieving several operational and financial milestones in 2021 that strengthen the company’s foundation for future growth.

Full Year 2021, Fourth Quarter 2021 and Recent Financial and Operational Highlights

•	Total full year 2021 revenue grew 19% year-over-year to a record $103.8 million. Fourth quarter revenue grew 15% year-over-year to $28.5 million.

•	2021 Identity revenue grew 23% year-over-year; Premises revenue grew 14% year-over-year.

•	RFID unit shipments in 2021 totaled approximately 185 million units, a 36% year-over-year increase; shipped 65.9 million units in the fourth quarter, a 49% year-over-year increase.

•	Exited 2021 with total backlog of $30.2 million, up 45% year-over-year.

•	Total new orders booked through the first month of Q1 2022 was $12.0 million, up 43% over the same period of the prior year.

•	Maintained a strong balance sheet with $28.6 million of cash and cash equivalents and no debt, providing sufficient working capital capacity to facilitate growth and expand market share.

•	Strong operating leverage, with expenses up 3% supporting revenues up 19% for 2021.

•

Included bad debt expense of $2.3 million related to aged accounts receivables from Covid-impacted transit customers in our fourth quarter operating expenses; we are continuing to pursue collection on these accounts.

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Maintained 100% customer retention in RFID and expanded base of RFID customers with new use cases and design wins, accelerating growth in health care, smart packaging and specialty retail applications.

•	Strong Q4 federal government sales, up 22% quarter-over-quarter and 39% in Q4 2021 versus Q4 2020.

•	Premises software, services and recurring revenues up 20% in Q4 2021 versus Q4 2020, 13% of Premises revenues in the fourth quarter.

•	Doubled RFID sales and project management teams in 2021. Appointed Amir Khoshniyati as General Manager and Vice President, Transponder Business, and added accomplished industry technical leaders.

•	Expanded strategic partnership with NXP Semiconductors; designed sophisticated NFC tags for advanced IoT security and batteryless condition sensing based on NXP’s new NTAG 22x DNA chip series.

•

Announced a strategic partnership with Wiliot to develop and launch new Bluetooth low energy (BLE)-enabled devices for the mass Internet of Things (IoT) market, designed to create an ecosystem of digital, intelligent products in healthcare, pharma, and smart packaging.

•	Launched the Identiv Secure Authentication Platform for validating high-security NFC devices that authenticate and verify any item.

•	Launched what we believe to be the RFID industry’s highest performing, most flexible UHF RFID TOM® (Tag On Metal) portfolio for dynamic usage across adverse industrial environments.

•	Appointed Justin Scarpulla as Chief Financial Officer.

Full Year 2021 Financial Results

Revenue for the fiscal year 2021 was a record $103.8 million, an increase of 19% from $86.9 million in the fiscal year 2020.

Revenues in the Identity segment increased 23% to $64.7 million from $52.7 million in fiscal year 2020 primarily due to higher sales of RFID products and smart card readers. Revenues in the Premises segment increased 14% to $39.0 million from $34.2 million in fiscal year 2020 primarily due to higher sales of access controllers, readers and video technology and analytics. 2021 federal sales within the Premises segment grew 21% versus full year 2020, reflecting continued strength in the federal market.

GAAP gross margin was 36% in fiscal year 2021 compared to 39% in fiscal year 2020. The change in gross margin was primarily due to product mix driven by rapid RFID growth and increased freight and logistics costs.

GAAP operating expenses, including research and development, sales and marketing, and general and administrative were $38.4 million in fiscal year 2021, compared to $37.1 million in fiscal year 2020.

GAAP net income in fiscal year 2021 was $1.6 million, or $0.02 per basic and diluted share, compared to a GAAP net loss of $5.1 million, or $(0.34) per basic and diluted share, in fiscal year 2020.

Cash and cash equivalents were $28.6 million at December 31, 2021, compared to $11.4 million at December 31, 2020.

Fourth Quarter 2021 Financial Results

Revenue for the fourth quarter of 2021 was $28.5 million, an increase of 15% from $24.8 million in the fourth quarter of 2020.

Revenues in the Identity segment grew 11% year-over-year to $17.5 million from $15.8 million, primarily due to higher sales of RFID products and smart card readers. Revenues in the Premises segment grew 22% year-over-year to $11.0 million from $9.0 million.

GAAP gross margin was 33% in the fourth quarter of 2021, compared to 35% in the fourth quarter of 2020. Gross margin was temporarily compressed due to an increase in Premises freight and logistics costs as well as product mix as we continue to ramp high growth RFID customers.

GAAP operating expenses, including research and development, sales, and marketing, and general and administrative were $11.3 million in the fourth quarter of 2021, compared to $8.9 million in the fourth quarter of 2020. GAAP operating expenses in the fourth quarter of 2021 included bad debt expense of $2.3 million related to aged accounts receivables.

GAAP net loss, including bad debt expense of $2.3 million related to aged receivables in the fourth quarter of 2021, was $1.9 million, or $(0.10) per basic and diluted share, compared to GAAP net loss of $0.7 million, or $(0.05) per basic and diluted share, in the fourth quarter of 2020. Excluding the expense related to aged receivables, net income of $0.4 million would have been achieved.

Management Commentary

“In 2021, we built our foundation for market leadership as the advanced RFID applications market started to take off,” said Identiv CEO Steven Humphreys. “We believe we put the technology, team, capacity, and key customer design wins in place to secure our future growth in this pervasive emerging market. We finalized our major hiring and systems capabilities, completed our technology and project management foundation, and shipped record levels of RFID units while managing a complicated supply chain environment. Our total company revenue for 2021 was up 19% year-over-year, while RFID unit shipments were up 36% for the year, demonstrating our growth trajectory.    We dealt with effects from sudden volume step-ups in specific RFID projects and implemented systems to manage, since step-functions in unit volumes are core to our project-based business trajectory. We believe this trend and our actions have put us in a stronger position to deliver our expected 2022 growth while managing our financial model with the varying project mix and greater unit-volume levels we’re driving.

“In 2022, we’re focused on execution across design wins, current customer volume growth and technology partnerships to drive growth. We’ve become the go-to partner for industry-leading companies in advanced RFID and NFC, one that can incorporate all aspects of advanced solutions, including data security, temperature and capacitive sensing, tamper proofing, authenticity verification, and truly unique customer engagement experiences. So far this year we’ve announced partnerships with NXP, Wiliot, and PLM TrustLink to deliver innovative solutions that further expand our pipeline. We’re also accelerating our manufacturing capacity to meet this unit volume step-up and maintain our track record of fulfilling every major customer shipment request. Combined with a strong growth cycle in our Premises business where we continue to see robust Federal government demand for our security solutions, we anticipate 2022 will be a pivotal year for the company’s growth and market leadership.”

Identiv CFO Justin Scarpulla added, “We believe the business is prepared to deliver on its growth expectations for 2022. We expect our growth will be driven by our position as a premier provider of leading-edge NFC-enabled RFID products, increased federal government spending for security, sustainable customer retention rates, and expanded recurring revenues. We have a solid backlog of orders and have put the systems in place to be able to respond to increasing customer demand and market share. Operationally and from a balance sheet perspective, we believe we are well-positioned for strong, consistent, leveraged growth in 2022.”

Financial Outlook

Identiv provides guidance based on current market conditions and expectations. Momentum exiting the fourth quarter of 2021, combined with a strong backlog, gives management confidence in the company’s growth expectations for fiscal years 2022 and 2023. Management is reaffirming its guidance for fiscal year 2022, with expected revenues of $130 million to $135 million, reflecting year-over-year growth of 25% to 35%. Normal seasonality is expected to continue. Management also is reaffirming its guidance for 30% to 35% year-over-year revenue growth in fiscal year 2023.

Conference Call

Identiv management will hold a conference call today (March 2, 2022) at 5:00 p.m. ET (2:00 p.m. PT) to discuss the company’s fourth quarter and fiscal year 2021 financial results. A question-and-answer session will follow management’s presentation.

Toll-Free Number: +1 888.506.0062

International Number: +1 973.528.0011

Call ID: 102164

Webcast link: Register and Join

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at +1.949.574.3860.

The conference call will be broadcast simultaneously and available for replay here.

The replay of the call will be available after 8 PM ET on the same day through March 16, 2022 under +1 877.481.4010 (Toll-Free Replay Number) and +1 919.882.2331 (International Replay Number) with Replay ID: 44461.

About Identiv

Identiv, Inc. is a global leader in digitally securing the physical world. Identiv’s platform encompasses RFID and NFC, cybersecurity, and the full spectrum of physical access, video, and audio security. Identiv is a publicly traded company, and its common stock is listed on the NASDAQ Stock Market LLC in the U.S. under the symbol “INVE.” For more information, visit identiv.com.

Non-GAAP Financial Measures

This press release includes financial information that has not been prepared in accordance with GAAP, including non-GAAP adjusted EBITDA, non-GAAP gross profit and gross profit margins, and non-GAAP operating expenses. Identiv uses non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating ongoing operational performance. Identiv believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. The non-GAAP adjusted EBITDA discussed above excludes items that are included in GAAP net income (loss), GAAP operating expenses, and GAAP gross margin, and excludes provision for income taxes, interest expense, foreign currency (gains) losses, stock-based compensation, amortization and depreciation, decrease in fair value of earnout liability, acquisition related transaction costs, restructuring and severance, gain on investment, and gain on forgiveness of Paycheck Protection Program note. Non-GAAP operating expenses exclude stock-based compensation, amortization and depreciation, decrease in fair value of earnout liability, acquisition related transaction costs, and restructuring and severance. For historical periods, the exclusions are detailed in the reconciliation table included in this press release. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed in this press release.

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of the Company’s management and can be identified by words such as “anticipates”, “believes”, “plans”, “will”, “intends”, “expects”, and similar references to the future. Any statement that is not a historical fact, including statements regarding the Company’s expectations regarding future operating and financial outlook and performance, including statements regarding 2022 expectations and 2022 and 2023 guidance and the Company’s ability to meet such guidance, the Company’s beliefs regarding its ability to achieve its business and strategic objectives and growth expectations and expected benefits thereof, the drivers of momentum in its business, the Company’s beliefs regarding its capital and the sufficiency and uses thereof, the Company’s beliefs regarding collection of written-off receivables, the Company’s beliefs regarding customer demand, customer production and design wins and the associated benefits, the Company’s beliefs regarding its ability to execute on its key initiatives and the potential benefits thereof, the Company’s beliefs regarding gross margin compression and the reasons for such compression, the Company’s beliefs regarding its competitive position, the Company’s beliefs regarding the benefits of its strategic collaborations, and the Company’s beliefs regarding design wins, backlog and future orders is a forward-looking statement. Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to the Company’s ability to continue the momentum in its business, its ability to successfully execute its business strategy, its ability to capitalize on trends in its business, its ability to satisfy customer demand and expectations, the level and timing of customer orders, the success of its products and strategic partnerships, industry trends and seasonality, the impact of inflation and increases in prices, the impact of COVID-19, the effects of shortages of semiconductors and the other factors discussed in its periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2020, Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Investor Relations Contact:

Matt Glover and Sophie Pearson

Gateway Investor Relations

+1 949.574.3860

IR@identiv.com

Media Contact:

press@identiv.com

Identiv, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net revenue	$28,517	$29,097	$24,836	$103,769	$86,920
Cost of revenue	19,100	17,979	16,252	66,702	53,239

Gross profit	9,417	11,118	8,584	37,067	33,681

Operating expenses:
Research and development	2,117	2,088	2,383	8,673	9,781
Selling and marketing	4,351	4,471	4,292	17,033	17,270
General and administrative	4,771	2,400	2,163	11,891	8,623
Decrease in fair value of earnout liability	—	—	—	—	(261)
Restructuring and severance	56	99	71	817	1,716

Total operating expenses	11,295	9,058	8,909	38,414	37,129

Income (loss) from operations	(1,878)	2,060	(325)	(1,347)	(3,448)
Non-operating income (expense):
Interest expense, net	(32)	(62)	(396)	(483)	(1,462)
Gain on forgiveness of Paycheck Protection Program note	—	—	—	2,946	—
Gain on investment	—	611	—	611	—
Foreign currency losses, net	(77)	(48)	(3)	(79)	(122)

Income (loss) before income tax provision	(1,987)	2,561	(724)	1,648	(5,032)
Income tax benefit (provision)	66	(21)	26	(28)	(73)

Net income (loss)	(1,921)	2,540	(698)	1,620	(5,105)
Cumulative dividends on Series B convertible preferred stock	(289)	(289)	(276)	(1,148)	(1,094)

Net income (loss) available to common stockholders	$(2,210)	$2,251	$(974)	$472	$(6,199)

Net income (loss) per common share:
Basic	$(0.10)	$0.10	$(0.05)	$0.02	$(0.34)
Diluted	$(0.10)	$0.09	$(0.05)	$0.02	$(0.34)
Weighted average shares used in computing net income (loss) per common share:
Basic	22,504	22,448	18,302	21,340	17,978
Diluted	22,504	29,330	18,302	22,267	17,978

Identiv, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	September 30,	December 31,
	2021	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$28,553	$29,218	$11,409
Accounts receivable, net of allowances	19,963	19,263	18,927
Inventories	19,924	21,617	20,296
Prepaid expenses and other current assets	4,286	4,107	2,813

Total current assets	72,726	74,205	53,445
Property and equipment, net	4,066	4,131	2,827
Operating lease right-of-use assets	2,088	2,370	3,405
Intangible assets, net	6,445	6,725	7,563
Goodwill	10,268	10,268	10,266
Other assets	1,070	1,113	1,171

Total assets	$96,663	$98,812	$78,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,502	$9,311	$10,964
Contractual payment obligation	—	269	1,040
Financial liabilities, net of debt issuance costs	—	—	20,084
Operating lease liabilities	1,269	1,285	1,279
Deferred revenue	2,153	2,343	1,981
Accrued compensation and related benefits	3,150	3,162	2,985
Other accrued expenses and liabilities	3,774	4,473	3,240

Total current liabilities	20,848	20,843	41,573
Long-term operating lease liabilities	938	1,214	2,272
Long-term deferred revenue	280	266	385
Other long-term liabilities	85	237	258

Total liabilities	22,151	22,560	44,488
Total stockholders’ equity	74,512	76,252	34,189

Total liabilities and stockholders’ equity	$96,663	$98,812	$78,677

Identiv, Inc.

Reconciliation of GAAP and Non-GAAP Financial Information

(in thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Reconciliation of GAAP gross profit margin and non-GAAP gross profit margin
GAAP gross profit	$9,417	$11,118	$8,584	$37,067	$33,681

Reconciling items included in GAAP gross profit:
Stock-based compensation	53	49	33	183	160
Amortization and depreciation	269	259	329	1,009	1,235

Total reconciling items included in GAAP gross profit	322	308	362	1,192	1,395

Non-GAAP gross profit	$9,739	$11,426	$8,946	$38,259	$35,076

Non-GAAP gross profit margin	34%	39%	36%	37%	40%

Reconciliation of GAAP operating expenses to non-GAAP operating expenses
GAAP operating expenses	$11,295	$9,058	$8,909	$38,414	$37,129

Reconciling items included in GAAP operating expenses:
Stock-based compensation	(526)	(523)	(812)	(2,423)	(2,867)
Amortization and depreciation	(242)	(243)	(514)	(962)	(2,078)
Decrease in fair value of earnout liability	—	—	—	—	261
Acquisition related transaction costs	—	—	—	—	(35)
Restructuring and severance	(56)	(99)	(71)	(817)	(1,716)

Total reconciling items included in GAAP operating expenses	(824)	(865)	(1,397)	(4,202)	(6,435)

Non-GAAP operating expenses	$10,471	$8,193	$7,512	$34,212	$30,694

Reconciliation of GAAP net income (loss) to non-GAAP adjusted EBITDA
GAAP net income (loss)	$(1,921)	$2,540	$(698)	$1,620	$(5,105)

Reconciling items included in GAAP net income (loss):
Income tax provision (benefit)	(66)	21	(26)	28	73
Interest expense, net	32	62	396	483	1,462
Gain on forgiveness of Paycheck Protection Program note	—	—	—	(2,946)	—
Gain on investment	—	(611)	—	(611)	—
Foreign currency losses, net	77	48	3	79	122
Stock-based compensation	579	572	845	2,606	3,027
Amortization and depreciation	511	502	843	1,971	3,313
Decrease in fair value of earnout liability	—	—	—	—	(261)
Acquisition related transaction costs	—	—	—	—	35
Restructuring and severance	56	99	71	817	1,716

Total reconciling items included in GAAP net income (loss)	1,189	693	2,132	2,427	9,487

Non-GAAP adjusted EBITDA	$(732)	$3,233	$1,434	$4,047	$4,382